Exhibit 10.1

Coronus Energy Corp.– GFID 5522
SOUTHERN CALIFORNIA EDISON COMPANY
COMBINED SYSTEM IMPACT STUDY AND
FACILITIES STUDY AGREEMENT

This Combined System Impact Study and Facilities Study Agreement (“Agreement”) is between Coronus Energy Corp. (“Applicant”), a Delaware corporation with principal offices located at 1100-1200 West 73rd Avenue, Vancouver, B.C., Canada, V6P 6G5 and Southern California Edison Company (“SCE”), a California corporation, with principal offices located at 2244 Walnut Grove Avenue, Rosemead, California 91770, hereinafter each may be referred to as a Party or collectively as the Parties.   This Agreement shall take effect as of ______________________________ (“Effective Date”).

1.
Purpose for Agreement:  Applicant has notified Southern California Edison Company (“SCE”) of its intention to develop a new power generation facility that will be located on property owned, leased or controlled by Applicant (“Project”).   This Project is expected to interconnect into SCE’s Distribution System, which term is defined in Section 2.   Applicant has stated that the generation will not be sold into the California wholesale energy market and so the Parties have agreed that the interconnection of this Project with SCE’s existing Distribution System shall be treated as subject to SCE’s current rules for interconnection, as such are approved by the California Public Utility Commission (hereafter, “CPUC”) and which are collectively and commonly referred to as “Rule 21”.  Before interconnection can be provided pursuant to Rule 21, a System Impact Study is required in order for SCE to determine the adequacy of SCE’s electrical system to accommodate the Project.  In addition, a Facilities

Study is required to determine the Interconnection Facilities, Distribution System Upgrades, and any other modifications or additions to SCE’s electrical system needed to accommodate the Project.  This Agreement is intended to set forth the respective responsibilities of the Parties related to the performance of the System Impact Study and Facilities Study (individually, “Study”; or collectively, Studies), which are the subject matter of this Agreement.   These studies, which may be contained in a single report, are needed by SCE in order to determine the required Interconnection Facilities, Distribution System Upgrades and other required modifications or additions needed to accommodate the Project under Rule 21, based on the assumptions that are set out in Section 4.
2.	Definitions: All terms with initial capitalization not otherwise defined herein shall have the meanings assigned to them in Rule 21.

2.1.	Distribution System: Those non-ISO transmission and distribution facilities owned, controlled and operated by SCE that are used to provide Distribution Service under the tariffs.

2.2.	Distribution System Upgrades: Modifications or additions to the Distribution System for the general benefit of all users of the Distribution System.

2.3.
Facilities Study: An engineering study conducted by SCE to determine the required modifications to the Distribution System, including the cost and scheduled completion date for such modifications, that will be required to provide the requested service pursuant to Rule 21.

2.4.
System Impact Study: An assessment by SCE of (i) the adequacy of the Distribution System to accommodate a request for service pursuant to Rule 21 and (ii) whether any additional costs may be incurred in order to provide service pursuant to Rule 21.

3.	Study Scope and Content: The Study will consist of a System Impact Study and a Facilities Study to be performed by SCE as specified below:

a.	System Impact Study: The System Impact Study will review and present the following information:
i.
An assessment of the adequacy of the Distribution System to accommodate the Project by July 1, 2012, such that the Project can be interconnected to the  North Adobe 12 kV  line out of 29 Palms  Substation.

ii.
A general description of the Interconnection Facilities, Distribution System Upgrades, and any other modifications or additions to SCE’s electrical system required to accommodate the Project.  Specific information regarding required facilities and costs will be provided pursuant to the Facilities Study.

iii.           Study conditions and assumptions.
iv.           Short circuit analysis.
b.	Facilities Study: The Facilities Study will review and present the following information:
i.
Identification of the Interconnection Facilities, Distribution System Upgrades, and any other modifications or additions required to accommodate the Project (as of the time this part of the study is performed).

ii.	Determination as to whether existing circuit breakers need to be replaced or upgraded on SCE’s electrical system to accommodate the Project.
iii.
An estimate of (1) the cost of Interconnection Facilities to be charged to Applicant, (2) Applicant’s appropriate share of the cost of any required Distribution System Upgrades, and (3) the time required to complete construction of such Interconnection Facilities and Distribution System Upgrades and initiate the requested service.  The cost estimate will include an estimate of the interconnection facilities cost (capital cost of the facilities) and one-time cost (expenses not capitalized).

4.           Assumptions:  The assumptions utilized in performing the Study shall be as follows:
a.	Applicant is, or will be upon commencement of Rule 21 service, an eligible Customer under Rule 21.
b.	Applicant will install 1 generating unit, having a total operating capacity of 1500 kW; for a total net output of 1500 kW from these generating units.
c.	The maximum generating capacity for this Project is 1500 kW.
d.
Any technical data supplied by Applicant is complete and accurate.  (SCE will not be verifying any information or data provided by Applicant as a part of the Studies; notwithstanding this, if SCE notices that the technical data provided by Applicant is insufficient to allow SCE to complete a Study, then SCE may suspend the Study until SCE determines that the data and information provided by Applicant is of a quality that can be used by SCE in performing the Study.).

e.
The generating units will be installed by Applicant in order to meet the operating date requested by Applicant in its application for interconnection; however, performance of the Studies using this assumption does not commit SCE to interconnect on the requested date.   A target interconnection date shall be established by SCE after the Studies are complete, based on permitting requirements, design, land issues, material lead times and other Project specific factors as well as facts related to SCE’s Distribution  System.

f.          No operating restrictions exist, other than for routine maintenance.

g.	Other projects with interconnection applications that were submitted prior to Applicant’s Project will be assumed to be in service when performing the Studies.
h.
Potential system enhancements or modifications resulting from such projects, if any, are not assumed and Projects submitted after the date of the Applicant’s Project will not be considered as part of the Studies.

i.	For short circuit analysis, the Project will be assumed to be located at the Applicant’s generating facility.
5.	Time to Complete Study: SCE will use due diligence to complete the Studies within the following time periods:
a.	Combined System Impact and Facilities Study: Within ninety (90) business days following receipt of a fully executed copy of this Agreement and payment pursuant to Sections 11 and 12 of this Agreement.
6.
Additional Time For Completion:  The time periods in Section 5 are estimates based on SCE’s past experience in completing the Studies but the actual time required to complete a Study can vary depending on the complexity of the Study and other demands on the SCE personnel that will be performing the Study.  If SCE determines at any time that a Study is unlikely to be completed within the time periods specified in Section 5 of this Agreement, then SCE will update the estimated completion date.

7.
Additional Information:  SCE may request additional information from Applicant that is necessary in order for SCE to complete a Study and Applicant shall promptly respond with the requested information.

8.
Third Party Effects and Review by Third Parties:  The Studies described herein do not include review or analysis by third parties and also do not include a review by SCE of potential impacts of the Project on any third party systems or operations.

9.
Results Based on Information Available at Time of Study:  Substantial portions of the technical data and assumptions used to perform the Study, such as system conditions, existing and planned generation, and unit modeling, are likely to be no longer valid at some point in time.  The Study will be performed with the data that is available to SCE at the time SCE begins to perform the Study.   If new data is provided after SCE has begun work on the Study, then this new data may not be reviewed as part of the Study.   Similarly, the Study will be performed based on the tariffs, rules, protocols and procedures that are approved by SCE for use in performing Studies as of the date when SCE first begins to perform the Study.   SCE shall not be responsible for updating the Study to reflect new information or a change in the information used in the Study, even though the new or changed information may mean the purpose identified in Section 1 is no longer served by the Study unless a new study is authorized by Applicant under Section 10 below.

10.
New Study at Applicant’s Costs:  In the event that a new Study, or revision or reconsideration of the Study, is required (a) as a result of information received from any entity regarding any potential impact to a party's electrical system, or (b) to reflect new information or changes in information used in performing the Study which require the Study to be updated, then Applicant shall either enter into a separate agreement providing that it shall reimburse SCE for the costs of such new or revised study, or withdraw its application.

11.
Payment:  Applicant shall pay the full cost for SCE to perform the Studies authorized by this Agreement.   Applicant shall advance to SCE the estimated cost to complete the Studies, which is twenty-five thousand dollars ($25,000), upon execution of this Agreement.  SCE shall refund to Applicant, without interest, any amounts received by SCE which exceed the cost of the Studies, even if SCE terminates the Studies pursuant to Section 12 or 16 of this Agreement.

12.
Increased Costs: If at any time SCE determines that the Study is expected to cost more than $25,000, SCE shall notify Applicant and provide an estimate of any additional costs. Upon receipt of such notice, Applicant shall either: (i) request that SCE terminate the Study; or (ii) provide a written request to SCE that SCE continue the Study, and agree to pay any additional costs to SCE.  SCE shall be under no obligation to incur costs in excess of the $25,000 for the Study, unless and until it receives notice pursuant to this Section 12 and payment from Applicant of costs expected to be incurred that are in excess of $25,000.

13.
Records and Accounts:  SCE shall maintain records and accounts of all costs incurred in performing the Study in sufficient detail to allow verification of all costs incurred, including, but not limited to, labor and associated labor burden costs, materials and supplies, outside services, and administrative and general expenses.  Applicant shall have the right, upon reasonable notice, within a reasonable time at SCE's offices and at its own expense, to audit SCE’s records as necessary and as appropriate in order to verify costs incurred by SCE.  Any audit requested by Applicant shall be completed, and written notice of any audit dispute provided to SCE’s representative, within one hundred eighty (180) calendar days following receipt by Applicant of SCE’s notification of the final Study costs.
14.	Notice: All correspondence or notifications concerning this Agreement shall be addressed to the parties as follows:

If to SCE:	If to Applicant:
Southern California Edison Company	Coronus Energy Corp.
Attention: Manager, Grid Contractor’s Administration and Billing	Attention: Jeff Thachuk
2244 Walnut Grove Avenue	1100-1200 West 73rd Avenue,
P.O. Box 800
Rosemead, CA 91770	Vancouver BC, Canada V6P 6G5
Phone: (626) 302-1212	Phone: (604) 267-7078
FAX: (626) 302-1152	FAX: (604) 267 - 7080

15.
Commission Jurisdiction:  This Agreement is subject to the applicable provisions of SCE’s tariffs, including Rule 21, as filed and authorized by the CPUC.  This Agreement shall at all times be subject to such changes or modifications by the CPUC, as the CPUC may, from time to time, direct in exercise of its jurisdiction.

16.
Termination Upon Demand:  Applicant may demand that SCE terminate the Study at any time.  Immediately following receipt of written notice of such termination from Applicant, SCE shall terminate the Study as demanded.  In such case, Applicant shall reimburse SCE only for the costs actually incurred, costs irrevocably committed to be incurred for the performance of the terminated Study, and costs incurred in winding down the Study.  If Applicant so requests in its notice of termination, SCE shall submit to Applicant the results of the incomplete Study in a form that provides the Applicant with the results of the analysis performed by SCE before the Study was terminated.
17.
Signature Clause:  This Agreement shall become effective as of the date set forth above when fully executed by both Parties, provided that the payments specified in Section 11 of this Agreement have been received by SCE on or before this date.   Payment to SCE must be sent to SCE (at the address set for on page 1 of this Agreement), ATTN:  Administrative Assistant for Grid Interconnection and Contract Development.   If this Agreement is not signed by Applicant within fifteen (15) calendar days of the Agreement being submitted to Applicant for signature, then SCE’s offer to perform the Studies described in this Agreement shall be treated as rejected by Applicant and this Agreement will be of no effect.

Southern California Edison Company	Coronus Energy Corp.
By: DAVID BERNDT	By: JEFF THACHUK
Name: David Berndt	Name: Jeff Thachuk
Title: Manager, Grid Interconnections and Contract Development	Title: Director & CEO
Date:	Date: June 16, 2011